Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We hereby consent to the incorporation by reference in the Prospectus Supplement of CWHEQ Revolving Home Equity Loan Trust Series 2007-D, relating to the Revolving Home Equity Loan Asset Backed Notes, Series 2007-D, comprising part of the Registration Statement (No. 333-139891) of CWHEQ, Inc., of our report dated February 26, 2007 relating to the consolidated financial statements of Assured Guaranty Corp. as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, which appears as Exhibit 99.1 in Assured Guaranty Ltd's Annual Report on Form 10-K/A for the year ended December 31, 2006. We also consent to the reference to our firm under the caption "Experts" in such Prospectus Supplement.


/s/ PricewaterhouseCoopers
---------------------------
PricewaterhouseCoopers LLP

New York, New York
May 30, 2007